UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2017

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 Littlefield Ave., South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-8674

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously announced, on February 2, 2017, the stockholders of Catalyst Biosciences, Inc. (the “Company”) voted to authorize the Board of Directors of the Company (the “Board”), in its discretion at any time prior to June 30, 2017, to file an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Amendment”), to effect a reverse stock split of the Company’s outstanding common stock, par value $0.001 (the “common stock”), at a ratio of at least one-for-five (1:5) and up to one-for-fifteen (1:15), with such ratio to be determined by the Board. On February 8, 2017, the Board determined to file the Certificate of Amendment with the reverse stock split ratio set at one-for-fifteen (1:15) (the “Reverse Stock Split”). The Certificate of Amendment was filed with the Secretary of State of the State of Delaware on February 10, 2017, and the Reverse Stock Split will become effective in accordance with the terms of the Certificate of Amendment at 5:00 p.m. Eastern Time on February 10, 2017 (the “Effective Time”).

At the Effective Time, every fifteen (15) shares of common stock issued and outstanding shall automatically be changed and reclassified as one (1) share of issued and outstanding common stock, without any change in the par value per share.

Fractional shares will not be issued as a result of the Reverse Stock Split; instead, holders of pre-Reverse Stock Split shares of the Company’s common stock, who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split, will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled on a post-Reverse Stock Split share basis for such fractional interests upon the surrender to American Stock Transfer & Trust Company, LLC, the exchange agent, of certificates representing such shares.

American Stock Transfer & Trust Company, LLC is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for common stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares following the Reverse Stock Split.

The common stock is expected to begin trading on The Nasdaq Capital Market on a Reverse Stock Split-adjusted basis on February 13, 2017. There will be no change in the Company’s Nasdaq’s ticker symbol, “CBIO,” as a result of the Reverse Stock Split. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock has been changed to 14888D 208.

The Reverse Stock Split will result in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding convertible notes, stock options and warrants, as well as the number of shares of common stock eligible for issuance under the Company’s 2015 Stock Incentive Plan, as amended. The Reverse Stock Split will not reduce the total number of authorized shares of common stock of the Company.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Certificate of Amendment that effectuated the Reverse Stock Split, which is filed as Exhibit 3.1 hereto and (ii) the relevant portions of the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission and mailed the Company’s stockholders on or about January 12, 2017, each of which is incorporated herein by reference.

Item 8.01.	Other Events.

On February 10, 2017, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	Second Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Company

99.1	Press release dated February 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalyst Biosciences, Inc.

Dated: February 10, 2017	By:	/s/ Nassim Usman, Ph.D.
Nassim Usman, Ph.D.
President and Chief Executive Officer